EXHIBIT 99


Dear Subscriber:

The Board of Directors, by a resolution effected December 20, 2000, reduced the price of the Offering from $9.50 to $8.00 per share. To reflect this change in the Offering price, all persons who have already subscribed at the $9.50 price may choose one (1) of the following options:

     1. You may choose to receive such number of shares as though your previous total cash subscription were submitted to purchase stock at $8.00 per share. You will receive a refund for any fractional share amount. For example, if you paid $950 to purchase 100 shares at $9.50 per share, your $950 investment would now yield 118 shares to reflect the price reduction to $8.00 per share and you would receive a refund of $6.00, with interest; OR

     2. You may choose to purchase only the original number of shares to which you subscribed and receive a refund of the difference in your subscription offer. For example, if you paid $950 to purchase 100 shares at $9.50 per share, you would still purchase the 100 shares but now at $8.00 per share. Therefore, you would receive a refund of $150.00, with interest, which is the difference between the old and new purchase price per share; OR

     3. You may choose to have your entire subscription offer refunded to you, with interest.


Please note, should you fail to complete and return the form below by February 28, 2001, the termination date for the Offering, your entire subscription offer will be rescinded and you will receive a refund, with interest, of your entire amount of funds subscribed automatically.

Please mark the box next to your choice below, sign and date the form, and return it to Weststar Financial Services Corporation in the envelope provided.

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     [_]  I choose Option 1 above.  I want my  subscription  offer to remain the
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          same  amount  and would  like to  increase  my total  number of shares purchased as though I subscribed for shares at $8.00 per share.

     [_]  I choose  Option 2 above.  I want the number of shares I purchased  to
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          remain  the same,  and I want to  receive  the  difference  between my subscription at $9.50 per share and the new price of $8.00 per share.

     [_]  I choose Option 3 above. I want to have my entire  subscription  offer
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          refunded to me, with interest.


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         Signature

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         Print Name

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         Date